SUBJECT TO COMPLETION, DATED OCTOBER 30, 2006

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P R O S P E C T U S S U P P L E M E N T	Filed Pursuant to Rule 424(b)(3)
(to Prospectus Dated August 7, 2006)	Registration No. 333-134806

Shares

Medis Technologies Ltd.

Common Stock
$ per share

We are offering up to 1,500,000 shares of our common stock. The shares of our common stock offered hereby are shares that we will loan to Citigroup Global Markets Limited, as borrower, through Citigroup Global Markets Inc., as agent, pursuant to a share lending agreement.

Under the share lending agreement, we will receive a loan fee of $0.01 for each share that we lend. We have been advised by Citigroup Global Markets Limited that it, or its affiliates, intend(s) to use the proceeds from the sale of the shares to facilitate transactions by which investors in our % Series A Cumulative Perpetual Preferred Stock being offered in a concurrent private placement to qualified institutional buyers will hedge their investments in the Series A preferred stock through privately negotiated derivatives transactions. See “Share Lending Agreement; Concurrent Offering of Series A Preferred Stock” and “Underwriting” on pages S-21 and S-25, respectively, of this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of common stock in this offering.

Our common stock is quoted on The Nasdaq Global Market under the symbol “MDTL.” The last reported sale price of our common stock on , 2006 was $ per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$

The underwriter expects to deliver the shares to purchasers on or about , 2006.

____________________
Citigroup

, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the common stock being offered by us. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not offering these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus, including any information incorporated by reference, is accurate other than at the date indicated on the cover page of the documents. Our business, financial condition, results of operations and prospects may have changed since that date.

All dollar amounts are in U.S. dollars unless otherwise noted.

Unless the context otherwise requires, references in this prospectus supplement to “we”, “us” and “our” refer to Medis Technologies Ltd.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expects,” “anticipates,” “approximates,” “believes,” “estimates,” “intends” and “hopes” and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. These risks and uncertainties include those set forth under “Risk Factors.” The forward-looking statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus include, among others, statements about:

•	the development and commercialization schedule for our fuel cell technology and products;

•	the expected cost competitiveness of our fuel cell technology and products;

•	rapid technological change;

•	our intellectual property;

•	the timing and availability of our products;

•	our business strategy; and

•	general economic conditions.

Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur.

BACKGROUND

Information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning the portable electronic market, our general expectations concerning this industry and this market, and our position within this industry are based on market research, industry publications, other publicly available information and on assumptions made by us based on this information and our knowledge of this industry and this market, which we believe to be reasonable. Although we believe that the market research, industry publications and other publicly available information are reliable, including the sources that we cite in this prospectus supplement and the accompanying prospectus or in the documents we incorporate by reference in his prospectus supplement and the accompanying prospectus, they have not been independently verified by us and, accordingly, we cannot assure you that such information is accurate in all material respects. Our estimates, particularly as they relate to our general expectations concerning the portable electronic market, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors.”

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, or incorporated by reference in this prospectus supplement and the accompanying prospectus, and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and related notes, included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

The Company

We design, develop and market innovative liquid fuel cell solutions principally for the mobile handset and portable consumer electronics markets. Our “24/7 Power Pack” product is a small, inexpensive and disposable power source capable of providing direct power or multiple recharges to many of the most advanced portable electronic devices, such as mobile handsets, smart phones, MP3 players, Blackberry® and Blackberry®-type devices, gaming and other handheld electronic devices. The 24/7 Power Pack is the world’s first commercially viable portable fuel cell solution and represents a significant technological achievement in the advancement of the global fuel cell industry. A fuel cell is an electro-chemical device that through a chemical reaction, converts the chemical energy of a fuel, such as our patented borohydride based fuel, hydrogen or methanol, into electrical energy.

Commercialization

As part of our commercialization process, we have already produced over 2,000 24/7 Power Packs for testing, marketing and promotional purposes, of which we have already distributed in excess of 500 to key personnel of leading original equipment manufacturers (OEMs), software providers, advertising executives, mobile network operators, content providers and others worldwide. By the end of 2006, we plan to deliver a limited number of units to selected retail customers, distributors and strategic partners for the consumer product launch. We have also distributed 24/7 Power Packs to our distributors - ASE International Inc., Kensington Technology Group and Superior Communications - for delivery to key customers. Finally, we have entered into cooperation agreements with certain mobile network operators for the purposes of market testing. We view mobile network operators as potentially a very significant distribution channel for our 24/7 Power Pack products, particularly to their high usage enterprise market (field service business market) customers.

Our semi-automated production line has the capacity to produce up to 30,000 units per month. Our fully automated production line is scheduled to be operational in the second quarter of 2007, and is expected to reach full production volumes of 1.5 million units per month in the third quarter of 2007. We are also currently seeking Underwriters Laboratories Inc. (UL) listing of our 24/7 Power Pack. UL is an internationally recognized, independent, not-for-profit product safety certification organization involved in testing products and writing standards for safety. We believe this listing is important to the successful launch of the 24/7 Power Pack as we expect it to provide customers, end-users and regulatory bodies with additional assurance and important third party certification of the durability and safety of the 24/7 Power Pack. It also imposes on us a critical measure of quality control and product discipline. We expect these factors will increase demand for our 24/7 Power Packs during 2007.

Market

According to iSuppli Corporation, an independent market research firm, the number of mobile handset subscribers will grow from 2.1 billion in 2005 to 3.0 billion in 2010, with reported annual sales of over 800 million new and replacement handsets per year. In addition, iSuppli estimates that the number of mobile handsets with advanced multimedia functionality, such as digital cameras, music playback (MP3 and other), FM Radio, GPS navigation systems, television reception, and office applications run by smart phones (such as Microsoft’s Windows Mobile 5.0) will increase from approximately 975 million in 2005 (representing approximately 46% of total handsets) to approximately 2.5 billion in 2010 (representing approximately 83% of total handsets). The penetration of multimedia functionality combined with increasingly larger and higher resolution colored screens, advancing generation wireless protocols and dual mode handsets for WiFi and voice over internet protocol (“VoIP”) are creating significantly greater demand on power sources to keep handsets functioning. Furthermore, enterprise market customers are expanding their use of smart phones carrying sophisticated software like Windows Mobile 5.0 or Symbion. According to the Gartner Group, some 100 million smart phones will be sold in 2006. This is consistent with Microsoft’s stated expectation that its software will be in approximately 100 million smart phones by the end of 2007. This is a market that we believe is most suited to our 24/7 Power Pack, to provide the power required to achieve the productivity desired from these devices. This conclusion has been borne out of meetings of our marketing staff with representatives of mobile service providers and other companies active in that field.

It is widely believed and reported that current mobile handset battery technologies are approaching technological limitations. The power gap that already exists between ever-increasing power demands of electronic applications and battery capacity continues to widen. Although end users’ primary requirements for mobile handsets have historically been voice and text services and functionality, wireless industry participants, including wireless service providers, handset manufacturers and content providers, are increasingly relying on multimedia applications to drive revenues and growth. If handset batteries are rapidly depleted from the use of multimedia applications, limiting the handset’s primary voice and text functions, end users will likely be discouraged from using such applications on a regular basis. These factors drive wireless industry participants, as well as advertisers and content providers who are looking to expand their business model through handheld devices, to continually evaluate solutions such as portable fuel cell chargers and battery replacement devices. Similar power limitations are also being experienced with digital audio and video players such as iPods, MP3 players and other devices as well as by portable gaming devices. To date, functional, cost effective, mobile fuel cells have yet to be introduced to these various markets. The only solutions currently offered for this growing power gap are portable battery based chargers, which are offered at a significant cost relative to their limited power supply and continue to pose environmental concerns. The proliferation of portable consumer devices with increasing multimedia functionality combined with the current technological limitations of overall battery capacity have created a strong demand for alternative portable power sources.

Products

In order to address the significant and growing market opportunity for higher capacity portable power sources, we have focused primarily on the following product offerings:

24/7 Power Pack. Our 24/7 Power Pack is a disposable, portable auxiliary power source that allows the continued use of a portable electronic device whose battery is depleted, while at the same time charging the battery. The 24/7 Power Pack provides sufficient power (1.3 watts) to operate, and charge, multiple times, a wide range of the advanced portable electronic devices in the market today. Such devices include most mobile handsets (including the most advanced “3G” and “4G” cell phones with a full range of functionality), dual-mode phones for WiFi and VoIP, PDAs (both for personal and professional use, including wireless versions with e-mail and internet capability), smart phones, MP3 players, hand-held video games and other devices with similar power requirements. Our patent pending power management system provides the capability of charging a number of different devices using inexpensive connectors that access the particular device’s battery. When used to power a mobile handset, each disposable 24/7 Power Pack is expected to deliver the equivalent of approximately 20-30 hours of talk time (approximately 5 full charges), or approximately 60-80 hours of use time for an iPod (based on multiple charges), depending on the individual device’s power consumption and battery type. Before activation, the 24/7 Power Pack is expected to have a shelf life in excess of one and a half years. Once activated, the 24/7 Power Pack is expected to provide power up to twelve weeks. We are also working with General Dynamics to promote the 24/7 Power Pack for military use.

Refuelable Power Pack. We are developing a larger (8 watt) refuelable Power Pack product for military applications, including a power source for tablet computers, in support of the United States Department of Defense Wearable Computer Power Program. The Refuelable Power Pack is expected to allow the user to refuel the Power Pack by using a cartridge which transfers new fuel and electrolytes into the Power Pack, replacing any remaining fuel, electrolyte and water by-products which are returned to the refueling cartridge. This refueling process is expected to take a matter of seconds and the cartridge can then be discarded.

Next Generation Products; Research and Development. We are also developing other products, or exploring additional opportunities with respect to our fuel cell technologies, including:

•	a next generation refuelable 24/7 Power Pack;

•	a more powerful, refuelable fuel cell for laptop computers;

•	a stationary fuel cell for back-up emergency power for small office and home use; and

•	fuel cells for the powering of unmanned aerial vehicles used by the military.

Competitive Advantages

Leading-Edge, Disruptive Technology: We believe that our products have a competitive advantage over virtually every other portable power source for handheld electronic devices. We believe these competitive advantages include:

•	Significantly more hours of operation relative to cost when compared to portable disposable and rechargeable battery chargers currently on the market;

•	The ability to start a mobile handset depleted of power in seconds rather than minutes, when compared to other portable chargers;

•	Versatility to charge a variety of devices using low cost connectors;

•	No discernible heat emission;

•	Significantly less flammable or toxic than other battery or fuel cell alternatives;

•	Significantly lower cost of materials and greater efficiency when compared to other portable fuel cell products;

•	Relative size - small, portable solution; and

•	More environmentally friendly “green” solution relative to other battery or fuel cell alternatives.

World’s First Commercial Portable Fuel Cell Solution. We believe that we have the only commercially viable portable fuel cell solution, which we expect to launch by the end of 2006. We believe that other portable fuel cell solutions are primarily in prototype stage and have not been widely commercialized. Our fuel cell is not based on the traditional proton exchange membrane (PEM) technology or methanol based fuels utilized by other fuel cell providers. Therefore, we do not face issues such as the emission of significant heat and water, high production costs, and the flammable and toxic nature of their respective fuels. Our 24/7 Power Pack provides a competitive, portable fuel cell solution today.

Inflection Point of Commercialization and Mass Production. We recently announced the initiation of a testing and certification program of our 24/7 Power Pack with UL. We expect UL certification for 24/7 Power Packs coming off our semi-automated line by the end of 2006 and coming off our fully automated line in the second quarter of 2007.

We have also entered into distribution agreements for our 24/7 Power Packs with several leading companies including ASE International, Kensington Technology, and Superior Communications. We believe these relationships will facilitate greater reach for our products in retail markets, thereby further enabling the commercialization process. We expect that by the end of 2006, additional 24/7 Power Packs will be in the hands of select retail customers, distributors and strategic partners. Recent feedback from these partners indicates strong demand for the 24/7 Power Pack. In response to this demand, we expect to have our fully automated manufacturing facilities fully qualified and operational in the second quarter of 2007 and expect to reach full production capacity of 1.5 million units per month by the third quarter of 2007.

Significant Intellectual Property and Technological Know-how. We have been issued eight United States patents relating to our fuel cell technologies, four of which pertain to our liquid fuel. Furthermore, we have several other patents pending which we are pursuing and we continue to prepare new patent applications in the United States with respect to various aspects of our fuel cell technology, including our fuel, electrodes, cartridge system and power and management system. We also have significant trade secrets pertaining to our fuel cell technology and production process which we believe create substantial barriers to market entry and protect us from reverse engineering.

Strategic Relationships

We have formed strategic relationships with well-established companies through distribution, marketing, technology, supply and product development arrangements. These relationships include:

•
ASE International Inc. We have entered into an agreement with ASE for the distribution of our 24/7 Power Packs to drug stores, convenience stores, department stores, airport stores and duty free shops. ASE issued to us in 2005 a purchase order for delivery of 200,000 24/7 Power Packs a month from the first year of availability from our production and 400,000 24/7 Power Packs a month from the second year of production.

•
Kensington Technology Group. We have entered into a distribution agreement with Kensington to grant them a limited, exclusive right to market and distribute our 24/7 Power Packs to their traditional customer base, including “big box” stores such as Best Buy and Circuit City, and office supply chains such as Office Max and Home Depot.

•
Superior Communications. We have entered into a distribution agreement with Superior to distribute our 24/7 Power Packs to certain major mobile operators, including Cingular Wireless, AT&T Wireless, T-Mobile and Alltel.

•
General Dynamics C4 Systems. We have an exclusive partnering relationship with General Dynamics to develop micro-fuel cell products for the U.S. Departments of Defense and Homeland Security, including refuelable Power Packs as power sources for tablet computers, cell phones and other applications.

•
Mobile Operators. We have entered into cooperation agreements with several mobile operators to conduct market tests. These mobile providers have access to the larger segment of our targeted customer base, in particular the enterprise market. Furthermore, due to the size of their market, volume sales of our 24/7 Power Packs may enable attractive pricing structures for these customers. We believe these relationships will accelerate our entry into the marketplace.

•
ASPECT and Tenzor MA. We have established a program for the commercialization of the 24/7 Power Pack in Russia with ASPECT (the Association for Advanced Technologies of Russia) and Tenzor MA, two Russian business groups. The milestone-based program includes the certification, marketing and distribution of the 24/7 Power Pack in Russia, and finally, the establishment of a full production assembly capability by Tenzor MA for the Russian market. Depending on the successful achievement of various commercialization milestones, the program contemplates the funding of capital investment by the Russian groups to build an automated production line in Russia.

•
Israel Aircraft Industries Ltd. We have entered into an agreement with Israel Aircraft Industries Ltd., Israel’s largest aerospace company and our largest stockholder, to develop an 800 watt fuel cell to electrically power Israel Aircraft’s Unmanned Air Vehicle systems.

Target End Users

We have conducted attitude surveys and focus groups which have identified potential users and sources of demand for our products:

•
Enterprise. We estimate that a large portion of our potential customer base will come from the “enterprise” market, principally the high-usage field service market. This demographic uses increasingly advanced portable electronic devices to access corporate applications and databases. The ability to keep field service workers’ devices charged while out on calls can have a significant impact on productivity.

•
Frequent Travelers. We expect frequent travelers who utilize cell phones and other portable electronic devices to be interested in using the 24/7 Power Pack to keep their devices charged while traveling.

•
Parents. We expect this demographic group to be interested in purchasing and frequently using a 24/7 Power Pack-type product. Uses cited for the 24/7 Power Pack included backup power for children with cell phones.

•	Emergency Users. This market includes users requiring backup power during emergency situations such as natural disasters and blackouts.

•
“Kidults.” This market includes 13-to-24 year-olds who represent prime users for many advanced portable devices. We, and our distributors, believe that the 24/7 Power Pack offers a valuable opportunity for the distributors and their customers to access this very important market early in their lives as a way of relating to this consumer group as they grow older.

Strategy

We intend to grow the demand for our fuel cell products by:

•	Further strengthening strategic relationships with major mobile providers, key enterprise clients, and other distributors to accelerate commercialization.

•	Expanding manufacturing facilities systematically after the implementation of our first fully automated line in 2007.

•	Continuing to improve performance, cost and size of our existing 24/7 Power Pack through technological improvements, optimized production processes, and improved supplier agreements.

•	Developing next generation products for laptop computers, military applications, and the residential backup market.

•
Entering into arrangements with third parties, similar to the arrangement entered into with ASPECT and Tenzor MA, to leverage such third parties as a source of expertise and funding to create new manufacturing facilities and open up new markets for our products.

Recent Developments

Next Generation Fuel Cells: On October 5, 2006, we announced our programs for the development of more powerful, refuelable fuel cells for computer laptops and stationary power for small office and home use. The programs are based on our platform fuel cell technology embedded in our disposable 24/7 Power Pack for portable electronic devices.

We anticipate that the fuel cell product for charging laptop batteries will deliver 15-20 watts of power and 12-15 volts for a period of 8-10 hours on each refueling, while operating at a level of efficiency that would preclude any significant discernable heat. We estimate the completion of the development of a fully qualified pre-production product will take approximately 24 months from the time development starts.

We anticipate that the fuel cell product for stationary power for small office and home use will deliver 1-2 kilowatts of power with minimal noise, and will be significantly smaller in size compared to diesel generators currently on the market. The completion of the development of a fully qualified pre-production product will take approximately 30 months from the time development starts.

Russian Fuel Cell Program: On October 17, 2006, we announced that we had entered into a Memorandum of Understanding with two Russian business groups, defining programs for the purchase of 24/7 Power Packs and ultimately for those groups to establish a production line for 24/7 Power Packs in Russia. The two groups are: “ASPECT” - the Association for Advanced Technologies of Russia, which represents the business development arm of a large group of high-tech Russian entities and is the prime contractor for the largest Russian Federation-funded project for the development of fuel cells for portable applications, and Tenzor MA, a leading Russian technology company primarily operating in the area of complex safety and fire control systems and management and control systems for major facilities such as nuclear power plants.

The parties have established a milestone based program for the certification of the 24/7 Power Pack in Russia, its marketing and distribution in Russia and finally the establishment of a full production assembly capability by Tenzor for the Russian market. The Memorandum of Understanding provides that after satisfactory completion of testing on UL certified units, Tenzor will purchase 10,000 24/7 Power Packs from our semi-automatic line in Israel to commence promotion and marketing of the product in Russia. If the outcome of these promotional efforts are satisfactory to both parties, then the parties will move on to the next milestone which include sales in Russia of 250,000 24/7 Power Packs per month and then the establishment of a 24/7 Power Pack assembly and fuel facility at the Tenzor plant capable of producing 1.5 million 24/7 Power Packs per month. The transaction contemplates an investment by the Russian groups of approximately $25 million to build the automated production line in Russia and the purchase from us of certain components, including framed electrodes, power management and other components. In addition to the program relating to our 24/7 Power Packs, the Memorandum of Understanding contemplates the cooperation of the two Russian business groups in the development of larger stationary fuel cells of approximately 2 kilowatts for development and sale in the Russian Federation.

Israel Aircraft Industries Agreement. On October 24, 2006, we announced that we have entered into an agreement with Israel Aircraft Industries Ltd. to develop an 800 watt fuel cell to electrically power Israel Aircraft’s Unmanned Air Vehicle systems (UAVs). Israel Aircraft is a world leader in developing and selling UAV systems. The agreement provides for two phases of activity. The first phase, which covers a six month period, provides for us to develop a demonstration system which would pass functionality tests and which can be demonstrated to be redesignable to achieve the weight (6 kilograms) goals of the final system. The first phase is funded by Israel Aircraft paying us $400,000. Upon the successful completion of the first phase as agreed upon by the parties, the second phase would require Israel Aircraft to pay us approximately $1,500,000 to complete the development of the fuel cell over an 18 month schedule. During the first phase and conditioned on minimum purchase requirements thereafter, Israel Aircraft will be granted exclusivity with respect to large fuel cells for unmanned vehicles. The agreement will be carried out by us as the prime contractor together with Oy Hydrocell of Finland as the main subcontractor.

General Information

We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. Our website and the information contained on that website, or connected to that site, are not incorporated into this prospectus supplement or the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

Concurrent Offering

Concurrently with this offering of common stock, we are offering 5,000 shares (5,750 shares if the initial purchaser in the offering of the Series A preferred stock exercises its option to purchase an additional 750 shares to cover over-allotments, if any) of our % Series A Cumulative Convertible Perpetual Preferred Stock, which we refer to as the “Series A preferred stock,” by means of a confidential offering memorandum in an offering exempt from registration under the Securities Act of 1933, as amended. See “Share Lending Agreement; Concurrent Offering of Series A Preferred Stock” for a description of the Series A preferred stock offering.

The Offering

Issuer	Medis Technologies Ltd.
Shares of common stock offered by us hereby	Up to 1,500,000 shares
Shares of common stock outstanding following this offering	__________ shares (including the maximum of 1,500,000 shares offered hereby)
Nasdaq Global Market Symbol	MDTL
Risk Factors
You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common stock.

RISK FACTORS

Investing in our securities involves risks. Before investing in our securities, you should carefully consider the risks described below as well as the other information included in and incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business, prospects, results of operations and financial condition could be materially harmed. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Relating to our Company

We have incurred losses and anticipate continued losses and negative cash flow.

We have generated net losses since inception and expect to continue to incur net losses and generate negative cash flow until we can produce sufficient revenues to cover our costs through the production and sale of our 24/7 Power Packs and other anticipated fuel cell products.

We incurred net losses of approximately $15,662,000 for the fiscal year ended December 31, 2004 and approximately $18,550,000 for the fiscal year ended December 31, 2005. Furthermore, we incurred net losses of approximately $8,713,000 for the six month period ended June 30, 2005 and approximately $19,618,000 for the six month period ended June 30, 2006. Our plan is to be in a position to sell sufficient 24/7 Power Packs coming off our automated production line during the second quarter of 2007 to reach profitability, but we can give no assurance of that result. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of June 30, 2006, we had an accumulated deficit of approximately $163,349,000. We may continue to generate net losses for the foreseeable future and cannot predict when we will achieve profitability, if ever.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

Although we have developed our business plans based on there being a large consumer and military demand for our 24/7 Power Pack and future generations of our fuel cell products, a commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•
the level to which the capabilities of our 24/7 Power Pack, and any other of our fuel cell products, have advanced in performance, shelf-life, stand-by time, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•
improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently or allow the devices to run for longer periods of time;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products and, plastics and nickel used in the product;

•	regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general or regulations regarding recycling;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell products. These milestones relate to technology and design improvements as well as to dates for achieving production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output for our 24/7 Power Pack, useful life and reliability or if our production cannot be achieved in time or the costs exceed our expectations, our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

We may be unsuccessful in developing additional fuel cell products or future generations of our 24/7 Power Pack or any of our other technologies.

In tandem with the commercialization of our first product - our 24/7 Power Pack - we are developing other fuel cell products as well as future generations of our 24/7 Power Pack, including refuelable Power Pack products and specialized products for military use. Developing any technology into a marketable product that a consumer will desire to purchase is a risky, time consuming and expensive process. We may encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes. There also is the possibility of outright failure. Furthermore, we contemplate moving forward with the development of certain of our fuel cell technologies only if we are able to find strategic investors or other joint venture partners. Additionally, we continue to seek to improve our 24/7 Power Pack and our fuel cell technologies in general, particularly in the areas of energy capacity, power density, operating time, shelf life and working life, as well as the temperature conditions under which they can operate. We also seek to reduce the component costs and costs of the final product, and continue to seek to improve its power management system and each element of the power management system. We can give no assurance that we will be successful in improving our technologies or reducing costs. Generally, we can give no assurance as to when or whether we will successfully develop any of our other planned fuel cell products or any of our other technologies into commercially viable products.

We have no experience manufacturing our products on a large scale commercial basis.

To date, we have manufactured a limited number of our fuel cell products on our semi-automated production line at our facility in Israel. We intend for our fully automated production line, operated by a third-party contract manufacturer, to be operational for high-volume production in the second quarter of 2007. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a high-volume commercial basis. We can offer no assurance that either we, our contract manufacturer or any other party we engage to build a fully automated line production for volume-production of our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturer are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the product, production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities or timely meet such requirements could cause us to lose customers and could have a material adverse effect on our business and financial results. Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver them to our proposed contract manufacturer to be part of the final product. Although we have established electrode and fuel production operations at our facility in Israel, we have not demonstrated that we are capable of producing any of those or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

Customers will be unlikely to buy our fuel cell products or our other products unless we can demonstrate that they can be produced for sale to customers and users at attractive prices.

The price of our fuel cell products and our other technologies and products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, including manufacturing costs and proposed sales price, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

We have developed a pricing structure for the CellScan, another product we are seeking to commercialize, and its related Cell Carriers and tests, that we believe would be commercially acceptable. However, we can give no assurance that potential CellScan customers would respond affirmatively to our pricing structure.

We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into sales agreements, arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own broad based marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, sales agreements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. Although to date we have been successful in entering into certain of such arrangements, we can give no assurance that in the future we will be successful in entering into additional arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us. Failure to enter into such arrangements with regard to our products could materially and adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

We depend on relationships with strategic partners, and many of the terms of these relationships are not certain.

We have entered into agreements with strategic partners for the distribution of our 24/7 Power Pack. The terms and conditions of many of these agreements allow for immediate termination, in part or in whole, by the partners in their discretion, or only provide for a commitment on the part of the partners upon the happening of certain milestone events. We can give no assurance that we will meet any of these milestones. Our inability to meet any of the aforementioned milestones, or the termination of any of these agreements by the strategic partner, could adversely affect our ability to distribute our 24/7 Power Pack to the marketplace and, therefore, our business, prospects, results of operations and financial condition.

We have entered into cooperative agreements with mobile operators for market testing and introduction of our 24/7 Power Pack. We believe these agreements to be important to the continued development and commercialization of our 24/7 Power Packs and other future fuel cell products. Generally, these agreements are subject to the risk of termination at the discretion of the mobile operator. Further, the mobile operators are under no obligation to purchase any of our products. Termination of these agreements or our failure to capitalize on these agreements by selling our products to the mobile operators could materially and adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition. In addition, the contracting party is not obligated to work exclusively with us in the area of fuel cell or battery technologies and may therefore enter into similar cooperation agreements, and work with and purchase products from our competitors. Such competition would have a material adverse effect on our position in the industry and our financial results.

We are and will continue to be dependent on third party suppliers and subcontractors for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we will rely upon third party suppliers and subcontractors to provide requisite materials and components, including the power management system of our 24/7 Power Pack product. A supplier’s or subcontractor’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could negatively impact our ability to manufacture our fuel cell products on a timely basis or meet our cost targets or commercialization schedule. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

We expect that platinum will not be a component in our commercial fuel cell products, however, there can be no assurance that we may not require some platinum to achieve the results we desire or in some future version of our fuel cell for larger applications. Platinum is a scarce natural resource and, to the extent it remains a component of the electrode, we will be dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for any future fuel cell products. Any shortages in the supply of platinum could raise our cost of producing our fuel cell products beyond our targeted cost, thus lowering our profit margins or adversely affecting our ability to produce fuel cell products at a price consumers would be willing to pay.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products, producing and supplying components of our fuel cell products or producing the manufacturing line for our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. Some of these collaboration agreements contemplate that these third parties will work with our scientists and employees to test various aspects of, assist in developing components of, or market, our fuel cells or fuel cell products. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well publicized actual or perceived problem could adversely affect the market’s perception of our products, resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our business depends on our intellectual property. We may not be successful in protecting our intellectual property, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and other intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market our fuel cells or any of our other technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our material intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We currently face and will continue to face significant competition.

We expect our fuel cell products to compete against other fuel cell developers as well as against other advanced battery technologies and battery chargers. Our primary direct competitors are companies developing small fuel cells for the portable electronics market. Motorola, with technology licensed from the Los Alamos National Laboratory in New Mexico, has been developing a direct methanol fuel cell for mobile phones and now is developing a fuel cell using a reformer. Mechanical Technology Inc., which is working with a number of scientists formerly with the Los Alamos National Laboratory, has also licensed certain fuel cell technology from Los Alamos National Laboratory to further its efforts to develop direct methanol fuel cells, and has announced that it is working with Samsung Electronics Co., Ltd. to develop next-generation fuel cell prototypes for Samsung’s mobile phone business. Lawrence Livermore National Laboratory has also announced that it is developing small fuel cells for portable electronic devices. Other companies that have announced that they are developing fuel cells for portable electronic devices are NTT DoCoMo, Inc. (which has teamed with Aquafairy Co. to jointly develop micro fuel cells for certain 3G handsets), PolyFuel, Inc. (which has announced that it has developed a new membrane that is superior to others), Neah Powers Systems, Inc. and Smart Fuel Cell GmbH. Furthermore, a large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses, and many more are entering the markets in which we compete. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We believe other large cell phone and portable electronic device companies are also developing fuel cells for the portable electronics market. Some of such companies providing public information about their fuel cell development programs include Toshiba Corporation, NEC Corporation, Hitachi, Ltd., Casio Computer Co. Ltd., Samsung Electronics Co. Ltd. and Sony Corporation. Toshiba, Hitachi and other Japanese companies have announced their intention to unify the technical standards for micro fuel cells powered by methanol they are each developing, in the hope of boosting the market for such fuel cells. We believe that there are other companies that we may not know of that are developing fuel cells for portable electronic devices.

In addition, there are other fuel cell companies focusing on different markets than the portable electronic device market that we are initially targeting. These companies, including Plug Power Inc., Avista Systems Inc. and Fuel Cell Energy Inc., are not primarily targeting the portable electronics market, although at any time these companies could introduce new products in the portable electronic device market. Ballard Power Inc., a recognized leader in PEM fuel cell technology, has announced that it is developing a direct methanol fuel cell for transportation and portable applications, however, we do not know if this is intended for the portable electronic device market.

Additionally, we expect to compete with companies that develop, manufacture, and sell battery-operated chargers for portable electronic devices, including alkaline batteries, lithium battery packages and zinc-air batteries offered as chargers for cell phones, PDAs and other portable electronic devices that target many of the same markets we intend to target with our 24/7 Power Pack.

We also expect indirect competition from battery manufacturers who utilize existing battery technologies (both rechargeable and non-rechargeable). Existing battery technologies have the significant advantage of having commercially available products today, and are backed by companies who are continuously investing in marketing and further research and development to improve their existing products and explore alternative technologies. Chip manufactures are continuing efforts to develop chips for portable devices that work more efficiently and require less power.

Recently, fuel cell companies working with methanol as the fuel have announced that they have made progress in the ability to transport those fuel cells on airplanes when contained inside a portable device. We have not participated in that program since our fuel does not contain methanol. It is our position that since our fuel is not hazardous because it is non-flammable and non- toxic that it conforms with regulations for use on an aircraft, although we can give no assurance in that regard.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations. We have relied principally on the sale of our securities to fund our research and development activities and operations. Unless we are able to successfully develop and market our 24/7 Power Pack or any of our other technologies and products, we believe this dependence will continue. We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating to the implementation of our manufacturing lines occur, if we do not generate revenues as we currently target by the second quarter of 2007, or if we determine to expend funds on advertising our 24/7 Power Pack or other products. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Further, an event of default may occur if we are unable to repay borrowings under our notes. Additionally, our failure to successfully develop or market our fuel cell products or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

Our business depends on key members of our management. If we were to lose our senior technical talent or members of senior management, our business could be adversely affected.

The success of our fuel cell program depends to a significant extent upon Gennadi Finkelshtain, our Chief Technical Officer-New Energies, and the other scientists, engineers and technicians on our staff. Our success further depends on our highly skilled and experienced management, including Robert K. Lifton, our Chairman and Chief Executive Officer, and Howard Weingrow, our Deputy Chairman and Chief Operating Officer, and the other officers and employees that seek out, recognize and develop our technologies. The loss of the services of Mr. Finkelshtain, or any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we may not be able to continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At June 30, 2006, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be identified. We continue to amortize the remaining unamortized balance of our intangible assets of $360,000 as of June 30, 2006, with a remaining weighted average useful life of approximately 21 months.

We may be affected by environmental and other governmental regulations.

Our business is subject to numerous federal, state and local laws and regulations that govern environmental protection and human health and safety. These laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Our operations may not be in compliance with any such future changes in laws and regulations, which could require us to make significant unanticipated capital and operating expenditures. If we fail to comply with any such changes, we may be subject to fines and penalties or we may have existing permits revoked or not subject to renewal. Furthermore, private parties in such circumstances could seek damages from us. Under any of those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action or pay substantial damage claims.

As we begin to commercialize our 24/7 Power Pack, we expect to be subject to an increasing number of environmental regulations in Israel, Ireland and other jurisdictions where we develop, produce and assemble our products. Some of these regulations may require us to apply for and obtain permits prior to any such development, production or assembly, of which we can give no assurance we can obtain at minimal cost or at all. In addition, it is possible that industry specific laws and regulations will be adopted in any of these or other jurisdictions covering matters relating to our fuel cell products or our other products, such as limitations on transporting fuel cells on airplanes. Such laws or regulations could limit the growth of our products or increase our commercialization, manufacturing or distribution costs and, therefore, the price of our products so affected. Accordingly, compliance with existing or future laws and regulations as we begin our commercialization efforts could have a material adverse effect on our business, prospects, results of operations and financial condition.

We could be liable for damages resulting from the storage and use of large quantities of chemicals during the manufacturing process of our fuel cell products.

The storage and use of large quantities of chemicals used as components of our fuel cells could expose us to the risk that such chemicals may escape into the environment, resulting in damage to natural resources or property, or injury or loss of life. Depending on the nature of the claim, our current insurance policies may not adequately, if at all, reimburse us for costs incurred to litigate or settle any such claims.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for our 24/7 Power Pack, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, conflicts with Iran, or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

Risks Relating to our Series A Preferred Stock

We may not be able to pay the repurchase price of our Series A preferred stock upon a fundamental change.

Upon the occurrence of a fundamental change, a holder of our Series A preferred stock will have the right to require us to purchase all such holder’s shares of our Series A preferred stock. However, we may not have sufficient cash to purchase such holder’s shares of our Series A preferred stock upon the occurrence of a fundamental change. We will have the option to pay for those shares either in cash or in our common stock valued at a discount of 5% from the market price of our common stock.

The right of holders to cause us to repurchase shares of our Series A preferred stock upon a fundamental change may be subject to our obligation to repay or repurchase any future indebtedness, such as credit facilities or debt securities, in connection with a fundamental change.

Risks Relating to an Investment in our Common Stock

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of common stock issued upon exercise of options or warrants or conversion of the Series A preferred stock, or perceptions that those sales and/or conversions could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of substantial numbers of additional shares of our common or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline, which may negatively impact your investment. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock or our Series A preferred stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume limitations in response to market and other factors. As the price of our common stock on The Nasdaq Global Market constantly changes, it is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market, or the perception that such sales could occur, could affect the price of shares of our common stock.

The effect of the issuance of our shares of common stock pursuant to the share lending agreement, including sales of our common stock in short sale transactions by purchasers of the Series A preferred stock, may lower the market price of our common stock.

In this offering, we are offering up to 1,500,000 shares of our common stock, all of which are being borrowed by an affiliate of Citigroup Global Markets Inc., under a share lending agreement we will enter into with such affiliate. We will not receive any proceeds of that offering of common stock.

Such loaned shares must be returned to us by , 2011. See “Share Lending Agreement; Concurrent Offering of Series A Preferred Stock.” Citigroup Global Markets Inc. intends to use such short sales to facilitate the establishment by the Series A preferred stock investors of hedged positions in the offering of our Series A preferred stock. The effect of the increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by the purchasers of the Series A preferred stock to hedge investments in the Series A preferred stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus supplement. Pursuant to the share lending agreement, we will receive a loan fee of $0.01 for each share that we lend to an affiliate of Citigroup Global Markets Inc., which will be used for general corporate purposes. See “Underwriting.”

PRICE RANGE OF COMMON STOCK

Our common stock has traded under the symbol “MDTL” on The Nasdaq Global Market since October 3, 2000. The following table sets forth the high and low closing sale prices for our common stock for the fiscal periods indicated as reported by The Nasdaq Global Market during the indicated quarters.

	Common Stock Price
Year Ended December 31, 2004	High		Low
First Quarter		$16.42		$10.95
Second Quarter		$16.73		$12.04
Third Quarter		$15.90		$8.75
Fourth Quarter		$18.35		$11.75
Year Ended December 31, 2005
First Quarter		$20.31		$12.07
Second Quarter		$17.40		$12.35
Third Quarter		$18.71		$14.93
Fourth Quarter		$19.18		$13.00
Year Ending December 31, 2006
First Quarter		$25.29		$14.70
Second Quarter		$35.90		$18.46
Third Quarter		$25.25		$18.50
Fourth Quarter (through , 2006)	$		$

On                , 2006, the last reported sale price of our common stock on The Nasdaq Global Market was $                per share. As of                , 2006, there were approximately                 stockholders of record of our common stock. Such number does not include beneficial owners holding shares through nominee names.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend on various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table shows our consolidated capitalization on an actual (unaudited) basis as of June 30, 2006 and on an as adjusted basis to reflect (i) the sale of the common stock offered by this prospectus supplement, and (ii) the concurrent offering of 5,000 shares of our Series A preferred stock. The information below assumes that the initial purchaser in the concurrent offering does not exercise its option to purchase an additional 750 shares of Series A preferred stock. You should read this table together with our “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our reports filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2006
	Actual	Adjusted
Cash, cash equivalents and short term investments	$40,348,000		$86,973,000
Current Liabilities:
Accounts payable	1,475,000		1,475,000
Accrued expenses and other current liabilities	1,810,000		1,810,000
Total current liabilities	3,285,000		3,285,000
Long Term Liabilities:
Leasehold incentive obligations, net	878,000		878,000
Accrued severance pay	1,514,000		1,514,000
Total long term liabilities	2,392,000		2,392,000
Series A preferred stock, $.01 par value, 10,000 shares authorized, none issued and outstanding, actual; and 5,000 shares issued and outstanding upon issuance of Series A preferred stock, net as adjusted	—		46,625,000
Stockholders’ equity:
Common stock, $.01 par value, 38,000,000 shares authorized, 32,095,364 issued and outstanding, actual; and shares issued and outstanding, as adjusted(1)(2)	321,000
Additional paid-in capital(3)	271,802,000		271,802,000
Accumulated deficit	(163,349,000)		(163,349,000)
Total stockholder’s equity	108,774,000
Total capitalization	$114,451,000	$

(1)
Excludes 2,318,500 shares of our common stock that were issuable upon exercise of our outstanding options and warrants as of June 30, 2006, and any shares of our common stock issuable upon conversion of our Series A preferred stock.

(2)
The shares that we have agreed to loan to an affiliate of Citigroup Global Markets are expected to be reflected as issued and outstanding in stockholders’ equity and such affiliate’s obligation to return these shares are expected to be reflected as a reduction of outstanding shares. We do not expect that such shares will be considered outstanding for the purpose of computing earnings per share.

(3)	Does not reflect the fair value of the share lending facility of $ .

SHARE LENDING AGREEMENT; CONCURRENT OFFERING OF SERIES A PREFERRED STOCK

Concurrently with this offering of common stock, we are offering by means of a separate confidential offering memorandum in a private placement exempt from registration under the Securities Act 5,000 shares of our Series A preferred stock, with an option to purchase an additional 750 shares of our Series A preferred stock, to qualified institutional buyers (as defined in Rule 144A under the Securities Act). The Series A preferred stock will rank senior to all shares of our common stock. The net proceeds to us from the sale of the shares of our Series A preferred stock are estimated to be $ million, after deducting discounts to the initial purchaser and the estimated expenses of the offering. We will use the proceeds of the sale of the shares of our Series A preferred stock by us in this offering for product development, product commercialization and general corporate purposes.

Because we believe that currently there may not be available for investors of our Series A preferred stock sufficient shares of our common stock to borrow in connection with hedging transactions, and because we understand that the shares of our common stock that may be available for borrowing will be relatively expensive to borrow, we are concerned that, in order to sell the Series A preferred stock, we would be forced to offer terms that would have been unfavorable to us. To address this concern, and to make it possible or less expensive for prospective investors in our Series A preferred stock to hedge their investment, we intend to enter into a share lending agreement, to be dated the date we price the offering of our Series A preferred stock, with Citigroup Global Markets Inc. (“Citigroup”), as agent for Citigroup Global Markets Limited (“CGML”), as borrower. Under this agreement, we will agree to loan to CGML up to shares of our common stock on the date of issuance of the Series A preferred stock. We will receive a loan fee of $.01 per share for each share that we loan to CGML, payable at the time such share is borrowed.

Any shares we loan to CGML will be used to deliver to purchasers of our common stock in this offering. As noted below, we have been advised by CGML that it or its affiliates intend to use the short sales of our common stock pursuant to this offering to facilitate, through the transactions discussed below, the establishment by the holders of our Series A preferred stock of hedged positions with respect to the Series A preferred stock.

Share loans under the agreement will terminate and the borrowed shares (or an equivalent number of other shares of our common stock) must be returned to us:

•	if and when CGML in its discretion terminates all or any portion of a loan at any time;

•
if and when we terminate any or all of the outstanding loans upon a default by CGML under the share lending agreement, including a breach by CGML of any of its representations and warranties, covenants or agreements under such agreement or the bankruptcy of CGML; or

•
on , 2011, the termination date for the share lending agreement or, sooner, if and when all of the Series A preferred stock have been converted, repaid, redeemed or are otherwise no longer outstanding.

Any shares that we loan to CGML will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, borrower has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

In view of the contractual undertakings of CGML in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

We have been advised by CGML that it or its affiliates intend to use the short sales of our common stock pursuant to this offering to facilitate the establishment by the holders of our Series A preferred stock of short positions with respect to the Series A preferred stock. Concurrently with this offering of shares of common stock, CGML or its affiliates will offer investors in our Series A preferred stock the opportunity to establish short positions by entering into a swap transaction with such investor under which the investor is economically short to CGML or such affiliate. As described under “Underwriting” below, the initial reference price of such swap transactions (and effectively the price at which the investor has established its short position) will be the offering price at which Citigroup sells shares to investors in our common stock pursuant to this offering. CGML would ultimately use the proceeds from the sale of common stock in this offering to acquire shares in the market when it must return the borrowed shares to us under the share lending agreement referred to above (and, if applicable, to fund its obligations to the swap counter-parties if the price of the common stock when the swap is terminated is below the price in the offering of the Series A preferred stock).

As described under “Underwriting” below, the number of shares of common stock to be sold in this offering, and the price at which those shares will be sold, will be determined by (i) the level of demand by investors willing to purchase shares of our common stock pursuant to the offering of the Series A preferred stock and (ii) the level of demand by investors in our Series A preferred stock willing to establish short positions. Because, as described above, the price at which Series A preferred stock investors establish their short positions through CGML or its affiliates will be the offering price of the shares of our common stock offered pursuant to the offering of the Series A preferred stock, Citigroup will establish a “clearing price” for a number of shares at which both purchasers of our common stock are willing to purchase shares offered pursuant to the offering of the Series A preferred stock and investors in our Series A preferred stock are willing to establish short positions.

The offering of shares of our common stock pursuant to this offering, as well as the facilitation of short positions as described above, may have a significant impact on the market price of our common stock:

•
This offering of shares of our common stock will increase the number of shares of our common stock issued and outstanding, and such shares will be eligible for trading on The Nasdaq Global Market. Accordingly, the increase in supply of shares may have an adverse impact on the trading price of our common stock. As described under “Underwriting” below, the offering price of the shares offered pursuant to this offering may be at a significant discount to the market price of our common stock.

•
A Holder of Series A preferred stock that has established a short position through CGML or its affiliates may from time to time wish to decrease its short position for a variety of reasons, including any conversion of their Series A preferred stock or a decline in the market price of our common stock. If a holder wishes to decrease its hedged position, it may either terminate all or part of its swap transaction with CGML or its affiliate. CGML or its affiliate may concurrently enter into a similar hedge facilitation transaction with other holders of the Series A preferred stock to replace the terminated swap transaction. If CGML or its affiliate does not enter into a replacement transaction, it may purchase shares in the market to unwind its swap transaction and use those shares to repay a portion of CGML’s stock loan. The effect of any of these transactions on the market price of our common stock cannot be ascertained at this time, but they may significantly increase the volatility of our stock price.

Our issuance of loaned shares of our common stock offered pursuant to the share lending agreement will be essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). The fair value of the common stock to be lent in this transaction is approximately $ million. However, the net effect on stockholders’ equity of the share lending agreement (exclusive of the adjustment for the fair value of the stock borrow facility discussed below) which includes our requirement to lend the shares and the counterparties’ requirement to return the shares, is to increase equity by $ , which represents the cash received upon lending of the shares and is equal to the par value of the common stock to be issued.

The shares to be issued are required to be returned, in accordance with the contractual arrangement set forth in the share lending agreement, and will be treated in basic and diluted earnings per share as if they were already returned and retired. Consequently, there will be no impact of the shares of common stock subject to the share lending agreement in the earnings per share calculation. However, the shares will nonetheless be issued and outstanding and will be eligible for trading on The Nasdaq Global Market. Accordingly, the increase in supply of shares may have an adverse impact on the trading price of our common stock. See “Risk Factors—The effect of the issuance of our shares of common stock pursuant to the share lending agreement, including sales of our common stock in short sale transactions by purchasers of the Series A preferred stock, may lower the market price of our common stock.” Accordingly, the existence of the share lending agreement and the short positions established in connection with facilitating the hedging of the Series A preferred stock could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement, but we believe that entering into the share lending agreement is in our best interests and the best interests of our shareholders as it facilitated the sale of the Series A preferred stock on terms more favorable to us than we could have otherwise obtained.

The share lending agreement will be entered into to facilitate the ability of the purchasers of the Series A preferred stock to improve or enhance their yield on the Series A preferred stock and as such will be a cost of the transaction. We determined that the fair value of the share lending facility was approximately $ million on the date of issuance of the Series A preferred stock. Therefore, we recorded such value at issuance as an increase to deferred financing fees and additional paid in capital in our consolidated financial statements.  We intend to amortize the value of the share lending facility to either interest expense or the accumulated deficit over the 5-year term of the share lending agreement.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our restated certificate of incorporation, as amended, and bylaws. For more detailed information, please see our restated certificate of incorporation, as amended, and bylaws, which are filed as exhibits to our annual report on Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 41,500,000 shares of common stock, par value $0.01 per share, of which 32,184,364 shares were issued and outstanding on September 30, 2006, and 10,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors, of which no shares were issued and outstanding on September 30, 2006. In addition, as of September 30, 2006, there were outstanding options to purchase 2,881,500 shares of our common stock, outstanding warrants to purchase 49,500 shares of our common stock and 129,000 shares of our common stock were available for future issuance under our stock option plans. At September 30, 2006, there were approximately 550 holders of record of our common stock. See “Share Lending Agreement; Concurrent Offering of Series A Preferred Stock” for a discussion of our concurrent offering of our Series A preferred stock.

Common Stock

Voting Rights

The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any of our preferred stock then outstanding. Dividends consisting of shares of our common stock may be paid to holders of shares of common stock.

Other Rights

In the event of our liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any of our preferred stock then outstanding, the holders of shares of our common stock are entitled to share ratably in all assets available for distribution. Holders of shares of our common stock have no preemptive rights or rights to convert their shares of our common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-Takeover Provisions

Provisions of our Certificate of Incorporation and By-Laws

A number of provisions of our restated certificate of incorporation, as amended, and by-laws concern matters of corporate governance and the rights of shareholders. Some of these provisions, including, but not limited to, the inability of shareholders to take action by unanimous written consent, the filling of vacancies on the board of directors by the affirmative vote of a majority of the remaining directors, and the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further shareholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which shareholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of shares of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the board of directors to issue preferred stock without further shareholder action, could also delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if the removal or assumption would be beneficial to our shareholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of our common stock. The board of directors believes these provisions are appropriate to protect our interests and the interests of our shareholders. The board of directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”

Delaware Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested shareholder” for a period of three years following the date such person became an “interested shareholder” unless:

•
before such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder;

•
upon the consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•
at or following the time such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested shareholder.

The term “interested shareholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested shareholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested shareholder. Section 203 makes it more difficult for an “interested shareholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by shareholders. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or any amendment thereto. Our certificate of incorporation does not contain any such exclusion.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

UNDERWRITING

The shares of our common stock offered by this prospectus supplement are shares that we have agreed to loan to Citigroup Global Markets Limited, or CGML, an affiliate of Citigroup Global Markets Inc. pursuant to the share lending agreement.

We have been advised by CGML that it or its affiliates intend to use the short sales of our common stock in this offering to facilitate the establishment by the holders of our Series A preferred stock of hedged positions with respect to the Series A preferred stock. See “Share Lending Agreement; Concurrent Offering of Series A Preferred Stock.” In connection with facilitating those transactions, CGML or its affiliates expect to receive customary, negotiated fees from investors of our Series A preferred stock. We will not receive any proceeds from the sale of shares of our common stock pursuant to this prospectus, but will receive a loan fee of $.01 per share for each share loaned under the share lending agreement.

Citigroup will determine the offering price of the shares of common stock offered pursuant to this prospectus by initially soliciting indications of interest from potential purchasers of our common stock and conducting customary negotiations with those potential purchasers during the offering period. As described under “Share Lending Agreement; Concurrent Offering of Series A Preferred Stock” above, the price at which investors in our Series A preferred stock establish their short positions through CGML or its affiliates will be the offering price of the shares of our common stock offered hereby. As a result, during the offering period, while Citigroup is negotiating a purchase price with potential purchasers of our common stock, Citigroup will also be soliciting indications of interest, based on the purchase price being negotiated with those potential purchasers, from Series A preferred stock investors seeking to establish a short position. Citigroup will establish a “clearing price” for a number of shares at which both purchasers of our common stock are willing to purchase shares offered hereby and investors in our Series A preferred stock are willing to establish short positions. This clearing price will be the offering price hereunder, and may be at a discount to the market price of our common stick at the time the offering is commenced.

Our common stock is quoted on The Nasdaq Global Market under the symbol “MDTL.”

The following table shows the underwriting discount and commissions that we are to pay the underwriter in connection with this offering.

Paid by Medis
Per share	$0
Total	$0

We estimate that our total expenses of this offering will be $ .

The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock hereby will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York, and for the underwriter by King & Spalding LLP, New York, New York and Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2005 and for each of the three years in the period ended December 31, 2005 appearing in Medis Technologies Ltd.’s annual report on Form 10-K for the year ended December 31, 2005, and Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of such periodic reports, proxy statements and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the following documents listed below and any filings made on or after the date hereof with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or

7.01 of Form 8-K and other information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act), until the underwriter sells all of the common stock offered hereby:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

•	our Current Report on Form 8-K filed with the SEC on January 19, 2006;

•	our Current Report on Form 8-K filed with the SEC on February 2, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 4, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 18, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 24, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 27, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 4, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 5, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 12, 2006;

•	our Current Report on Form 8-K filed with the SEC on June 1, 2006;

•	our Current Report on Form 8-K filed with the SEC on June 29, 2006;

•	our Current Report on Form 8-K filed with the SEC on July 24, 2006;

•	our Current Report on Form 8-K filed with the SEC on September 6, 2006;

•	our Current Report on Form 8-K filed with the SEC on October 5, 2006;

•	our Current Report on Form 8-K filed with the SEC on October 11, 2006;

•	our Current Report on Form 8-K filed with the SEC on October 17, 2006;

•	our Current Report on Form 8-K filed with the SEC on October 24, 2006;

•	the definitive proxy statement relating to our 2006 Annual Meeting of Stockholders filed with the SEC on May 1, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings at no cost by writing or telephoning us as the following address:

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
Attention: Howard Weingrow
(212) 935-8484

Prospectus

MEDIS TECHNOLOGIES LTD.

1,500,000 Shares of Common Stock

_______________________

This prospectus will allow us to issue, from time to time in one or more offerings, up to 1,500,000 shares of our common stock. Each time we sell our common stock:

•	we will provide a prospectus supplement; and

•	the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document.

You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.” The closing price of our common stock on June 6, 2006 was $23.49 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 2 of this prospectus.

_______________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

Our common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

_______________________

The date of this prospectus is August 7, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC or Commission, using the SEC’s shelf registration process. Each time we sell our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of common stock being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, we may update or supplement any prospectus supplement relating to a particular offering. You should read both this prospectus and any applicable prospectus supplement together with the additional information about Medis Technologies Ltd. to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

i

SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors,” and the documents incorporated in this prospectus by reference.

Overview

Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. We are also seeking to exploit commercially a medical diagnostic tool called the CellScan, which is a static cytometer—an instrument for measuring reactions of living cells while the cells are in a static state. Furthermore, we have filed patent applications relating to a technology for an explosive detection device and we are seeking to develop a commercial product embodying that technology. We also own patents or other intellectual property rights to other proprietary technologies (including our inherently conduction polymers), some of which we are seeking to develop for commercial exploitation.

We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not part of this prospectus.

Recent Developments

On April 21, 2006, we entered into letter agreements (as subsequently amended on April 26, 2006) with certain holders of our 6% senior convertible notes due July 15, 2010 pursuant to which such noteholders agreed to exchange an aggregate of $46,582,000 principal amount of their respective notes for an aggregate of 2,948,806 shares of our common stock. Such number of shares, which will aggregate 9.3% of our issued and outstanding common stock after giving effect to this transaction, includes 256,203 shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments.

On May 8, 2006, we entered into a letter agreement with certain holders of our 6% senior convertible notes due July 15, 2010 pursuant to which such noteholders agreed to exchange an aggregate of $2,418,000 principal amount of their respective notes for an aggregate of 153,068 shares of our common stock. Such number of shares, which will aggregate 0.5% of our issued and outstanding common stock after giving effect to this transaction, includes 13,299 shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments.

The Offering

Common stock offered in this prospectus	1,500,000 shares
Common stock outstanding after this offering	33,508,076 shares (1)

(1)
Based upon our issued and outstanding shares of common stock as of June 2, 2006, and assumes the issuance of common stock offered in this prospectus. This number excludes 64,500 and 2,341,288 shares of our common stock which are issuable upon exercise of our outstanding warrants and options under our stock option plan, respectively. An additional 23,000 shares are reserved for future grants under our stock option plan. At our annual meeting of stockholders on July 18, 2006, our stockholders are being asked to increase the number of shares available for grant under our stock option plan by 800,000 shares.

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide whether to purchase shares of our common stock.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability, if ever. Our plan is to be in a position to sell sufficient Power Packs coming off our automated production line in 2007 to reach profitability but we can give no assurance of that result. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2006, we had an accumulated deficit of approximately $149,627,000.

We may never complete the development of commercially acceptable fuel cell products or develop any of our other technologies into commercially acceptable products.

Although we have targeted the first quarter of 2007 for the roll-out of our first commercial fuel cell product from our automated line which is now being built, we can give no assurance as to when or whether we will successfully commercialize our fuel cell products for our target markets. We continue to seek to improve our fuel cell products, particularly in the areas of energy capacity, power density, operating time, shelf life and working life, as well as the temperature conditions under which they can operate. We also seek to reduce the component costs and costs of the final product, and continue to seek to improve its power management system and each element of the power management system.

We believe that we have completed development of our CellScan system, although we expect to continue to make further advances, and it is ready for sale in the market but we can give no assurance as to commercial acceptance of the CellScan system or as to when or whether we will successfully develop any of our other technologies into commercially acceptable products.

Developing any technology into a marketable product that the consumer will desire to purchase is a risky, time consuming and expensive process. We may encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell products. These milestones relate to technology and design improvements as well as to dates for achieving production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output for our Power Pack, useful life and reliability and satisfactory clinical test results for our CellScan or if our production cannot be achieved in time or the costs exceed our expectations, our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

Generally, we have continued to make technological advances and establish production and distribution relationships in order to meet our research and development programs. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

Customers will be unlikely to buy our fuel cell products or our CellScan System unless we can demonstrate that they can be produced for sale to customers and users at attractive prices.

To date, we have manufactured a limited number of our fuel cell products on our semi-automated production line at our own facilities. We plan to move to a fully automated production line operated by a third-party contract manufacturer for high-volume production. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a high volume commercial basis. We can offer no assurance that either we, our contract manufacturers or any other party we engage to build a fully automated line production for volume-production of our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturers are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the product, production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The price of our fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, including manufacturing costs and proposed sales price, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver them to our proposed contract manufacturer to be part of the final product. Although we have established electrode and fuel production operations at our facility in Israel, we have not demonstrated that we are capable of producing any of those or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

We have developed a pricing structure for the CellScan, CellCarriers and tests that we believe would be commercially acceptable. However, we can give no assurance that our CellScan customers would respond affirmatively to our pricing structure.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

Although we have developed our business plans based on there being a large consumer and military demand for our Power Pack, a commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•
the level to which the capabilities of our fuel cell product has advanced in performance, shelf-life, stand-by time, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•
improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently or allow the devices to run for longer periods of time;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products and, plastics and nickel used in the product;

•	regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general or regulations regarding recycling;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into sales agreements, arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own broad based marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, sales agreements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. Although to date we have been successful in entering into certain of such arrangements, we can give no assurance that in the future we will be successful in entering into additional arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

We expect to be dependent on third party suppliers and subcontractors for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers and subcontractors to provide requisite materials and components, including the power management system of our fuel cell Power Pack product. A supplier’s or subcontractor’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cell products or meet our cost targets or commercialization schedule. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

We expect that platinum will not be a component in our commercial fuel cell products, however, there can be no assurance that we may not require some platinum to achieve the results we desire or in some future version of our fuel cell for larger applications. Platinum is a scarce natural resource and, to the extent it remains a component of the electrode, we will be dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for our fuel cell products. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially acceptable fuel cell product or raise our cost of producing our fuel cell products beyond our targeted cost.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products, producing and supplying components of our fuel cell products or producing the manufacturing line for our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success. Some of these collaboration agreements contemplate that these third parties will work with our scientists and employees to test various aspects of, assist in developing components of, or market, our fuel cells or fuel cell products. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and other intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market our fuel cells or our CellScan System or any of our other technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our material intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations. We have relied on financing activities, principally the sale of our common stock and, recently, our notes, to fund our research and development activities and operations. Unless we are able to successfully develop and market our technologies and products, we believe this dependence will continue. We believe we have sufficient funding for our operations until 2007. However, we may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating to the implementation of our manufacturing lines occur, if we do not generate revenues as we currently target by the early 2007, or if we determine to expend funds on advertising our Power Pack or other products. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Further, an event of default may occur if we are unable to repay borrowings under our notes. Additionally, our failure to successfully develop or market our fuel cell products our CellScan system or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

Our success depends to a significant extent upon Gennadi Finkelshtain, the General Manager of More Energy, our wholly-owned fuel cell subsidiary, and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our Chief Executive Officer, and Howard Weingrow, our President. The loss of the services of Mr. Finkelshtain, or any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At March 31, 2006, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be identified. We continue to amortize the remaining unamortized balance of our intangible assets of $412,000 as of March 31, 2006, with a remaining weighted average useful life of approximately 24 months.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for our fuel cell Power Pack, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, conflicts with Iran, or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

We currently face and will continue to face significant competition.

Our fuel cell product and our CellScan System face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, government-sponsored laboratories and universities, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

FORWARD LOOKING STATEMENTS

In this prospectus and the reports that are incorporated in this prospectus by reference, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements are discussed under Item “Risk Factors” and elsewhere in this prospectus. Statements included in this prospectus are based upon information known to us as of the date that this prospectus. We assume no obligation to update or alter our forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of our common stock for working capital and general corporate purposes, which may include building additional automated lines for production of our fuel cell Power Pack product. We will have significant discretion in the use of any net proceeds. Pending application of the net proceeds, we expect to invest the proceeds in interest-bearing accounts and short-term, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq Capital Market. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2005 and for each of the three years in the period ended December 31, 2005 appearing in Medis Technologies Ltd.’s annual report on Form 10-K for the year ended December 31, 2005, and Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

The registration statement can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-30391. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	our Current Report on Form 8-K filed with the SEC on January 19, 2006;

•	our Current Report on Form 8-K filed with the SEC on February 2, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 4, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 18, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 24, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 27, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 4, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 5, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 12, 2006;

•	our Current Report on Form 8-K filed with the SEC on June 1, 2006;

•	our Current Report on Form 8-K filed with the SEC on June 29, 2006;

•	our Current Report on Form 8-K filed with the SEC on July 24, 2006;

•	the definitive proxy statement relating to our 2006 Annual Meeting of Stockholders filed with the SEC on May 1, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the common stock being offered by this prospectus are sold or until the offering of the common stock is otherwise terminated. “Incorporation by reference” means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supersede previously filed information.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

Shares

Medis Technologies Ltd.

Common Stock

P R O S P E C T U S   S U P P L E M E N T

________, 2006

Citigroup